                            STOCK PURCHASE AGREEMENT

            AGREEMENT dated as of 12:01 a.m. October 1, 1999, among OPTICARE HEALTH SYSTEMS, INC., a Delaware corporation having its principal office at 87 Grandview Avenue, Waterbury, Connecticut 06708 ("Purchaser"), and STEPHEN COHEN, an individual resident of Indian Rocks Beach, Florida ("Cohen"), ROBERT AIROLA, an individual resident of Dunedin, Florida ("Airola"), GERALD MANDELL, an individual resident of Toronto, Canada ("Mandel"), and REGINALD WESTBROOK, an individual resident of Indian Rocks Beach, Florida ("Westbrook", Westbrook, Cohen, Arola and Mandel, individually; or "Seller" and collectively, the "Sellers").

                                    RECITALS

            Sellers own all of the issued and outstanding shares (the "Shares") of capital stock of Cohen Systems, Inc. d/b/a/ CC Systems, a Florida corporation (the "Company") as set forth on Exhibit A.

            Sellers desire to sell to Purchaser and Purchaser desires to purchase from Sellers the Shares, all on the terms and subject to the conditions contained in the Agreement.

            In consideration of the mutual covenants and agreements hereinafter set forth, the parties hereby agree as follows:

            1.    Purchase and Sale of Shares.

                  Subject to and upon the terms and conditions set forth in this Agreement at the Closing hereunder, Sellers shall sell, transfer, convey, assign and deliver the Shares to Purchaser and Purchaser shall purchase the Shares from Sellers.

            2.    Purchase Price.

                  In consideration of the sale, transfer, conveyance, assignment and delivery of the Shares by Sellers to Purchaser, and in reliance upon the representations and warranties made herein by Sellers and the covenants not to compete, Purchaser will pay and Sellers shall accept the following as full and complete payment thereof (collectively, the "Purchase Price"):

                                                                              1.

                  (a) Base Purchase Price. Purchaser shall pay to Sellers a base purchase price (the "Base Purchase Price"), subject to adjustment as provided below, payable as follows:

                        (i) Delivery of One Hundred Ten Thousand (110,000)
                  shares of common stock of Purchaser (the "New Stock"), such number of shares to be allocated among Sellers according to the percentage ownership ("Percentage Interests") of each Seller set forth opposite their respective names on Exhibit A and rounded down to the nearest whole number to avoid fractional shares, which shall be held in escrow by Purchaser's attorneys, Bergman, Horowitz & Reynolds, P.C., until January 3, 2000 pursuant to the terms of an escrow agreement in the form of Exhibit H annexed hereto;

                        (ii) By payment of Five Hundred Thousand Dollars
                  ($500,000), without interest, to Sellers (allocated among the Sellers according to their Percentage Interests) as follows:

                             (1) $100,000 on January 3, 2000;

                             (2) $100,000 on February 1, 2000;

                             (3) $150,000 on March 31, 2000;

                             (4) $  50,000 on June 30, 2000; and

                             (5) $100,000 on October 30, 2000.

                        (iii) By delivery of a promissory note in the principal
                  amount of $100,000 (the "Note") to Sellers in the form of Exhibit B in consideration of their covenants not to compete;

                        (iv) By payment of the additional sum of $150,000,
                  without interest, to Sellers (allocated among the Sellers according to their Percentage Interests) for their covenants not to compete by paying $100,000 on October 30, 2000 and $50,000 on October 1, 2001.



                                                                              2.

                  (b) Additional Purchase Price.

                        (i) In addition to the Base Purchase Price, the
                  Purchaser shall pay to Sellers $200,000 (allocated among the Sellers according to their Percentage Interests) (the "Additional Purchase Price") as additional consideration for the Shares in the event EBITDA (defined as earnings before interest, taxes, depreciation and amortization as shall be determined in accordance with generally accepted accounting principles by Purchaser's regularly employed accountants) from the operation of the Company for the twelve (12) month period after the Closing equals or exceeds $400,000 ("Post-Closing EBITDA"). Purchaser shall allocate a reasonable amount of the Purchaser's general administrative costs consistent with the Purchaser's practices for its subsidiaries. All compensation paid to Stephen Cohen under his Employment Agreement shall be allocated at a cost to the Company. The Additional Purchase Price, if any, shall be payable $100,000 on October 31, 2000 and $100,000 on April 30, 2001.

                        (ii) Purchaser shall no later than twenty (20) days
                  after the twelve month period after the Closing provide Sellers with a written calculation of the Post-Closing EBITDA. The Post-Closing EBITDA calculation shall be presumptively conclusive and binding absent manifest error. If the Sellers shall object in writing to the calculation within ten (10) days and specifies the basis of any objection, the Sellers and their accountants shall have the right to audit, at Sellers' expense, the Purchaser's books and record with respect to the Company's business. If the Sellers do not timely object in writing, then the Purchaser's calculation of Post-Closing EBITDA shall be final and binding. Following such audit, the Purchaser and the Sellers shall attempt in good faith to resolve their differences regarding said calculation. In the event they are unable to resolve their differences within sixty (60) days from the date of Sellers' written objection, the matter may be submitted to, and the Post-Closing EBITDA shall be determined by, arbitration in accordance with Section 19 below.



                                                                              3.

                  (c) Adjustment to Purchase Price. The Purchase Price shall be decreased to the extent that the total current assets of the Company as of the Closing Date, less inventory, total liabilities (including taxes not yet due and payable) and accounts receivables of the Company not actually collected within the twelve (12) month period after the Closing is less than Five Hundred Thousand Dollars ($500,000) (the "Adjustment Amount"). Purchaser shall no later than twenty (20) days after the twelve (12) month period after the Closing provide Sellers with a written calculation of the Adjustment Amount. The Adjustment Amount calculation shall be presumptively conclusive and binding absent manifest error. Purchaser shall have a right to set-off the Adjustment Amount against any payments required pursuant to Section 2(a)(ii). If the Sellers shall object in writing to the calculation within ten (10) days and specifies the basis of any objection, the Sellers and their accountants shall have the right to audit, at Sellers' expense, the Purchaser's books and record with respect to the Company's business. If the Sellers do not timely object in writing, then the Purchaser's calculation of the Adjustment Amount shall be final and binding. Following such audit, the Purchaser and the Sellers shall attempt in good faith to resolve their differences regarding said calculation. In the event they are unable to resolve their differences within sixty (60) days from the date of Sellers' written objection, the matter may be submitted to, and the Adjustment Amount shall be determined by, arbitration in accordance with
Section 19 below.

                  (d) Cross Default. A default in the payment of any obligation under Section 2(a)(ii) shall be a default in every other payment due under such Section.

            3. Closing. The Closing shall take place no later than October 1, 1999 at 5:00 P.M. at the offices of Bergman, Horowitz & Reynolds, P.C., or at such other time and place as the parties may agree. The effective date and time of the Closing shall be 12.01 A.M., October 1, 1999. The day on which the Closing actually takes place is herein sometimes referred to as the Closing Date.

            4.    Sellers' Obligations at Closing; Further Assurances.

                  (a) At the Closing, Sellers shall deliver to Purchaser:

                        (i) all Schedules attached to this Agreement updated to
                  the Closing Date;



                                                                              4.

                        (ii) Certificates representing the Shares, duly endorsed
                  (or accompanied by duly executed stock powers);

                        (iii) such other good and sufficient instruments of
                  conveyance, assignment and transfer, in form and substance reasonably satisfactory to Purchaser's counsel, as shall be effective to vest in Purchaser good and marketable title to the Shares;

                        (iv) a real estate lease in form and substance
                  reasonably acceptable to Purchaser relating to the Company's facilities in Largo, Florida, which lease shall provide for a five year term with two five year options at an annual gross rental equal to $9 per foot plus utilities for the first five year term;

                        (v) a release and estoppel certificate in form and
                  substance reasonably acceptable to Purchaser relating to a related party condominium located in Canada;

                        (vi) a lock-up agreement in form and substance
                  reasonably acceptable to Purchaser relating to the New Stock and providing that Sellers may not sell the New Stock for one
                  (1) year after Closing;

                        (vii) those agreements referenced in Section 9, 10 and
                  11;

                        (viii) the Pledge Agreement referenced in Section 16(g);
                  and

                        (ix) all other documents required to be delivered to
                  Purchaser under the provisions of this Agreement and pursuant to the Closing Agenda annexed hereto as Exhibit C.

                  (b) At any time and from time to time after the Closing, at Purchaser's request and without further consideration, Sellers shall execute and deliver such other reasonable instruments of sale, transfer, conveyance, assignment and confirmation and take such reasonable action as Purchaser may reasonably deem necessary or desirable in order to confirm Purchaser's title to the Shares and to more effectively transfer, convey and assign to the Company, and to confirm the Company's title to its properties and assets.



                                                                              5.

            5. Representations and Warranties by Sellers. Sellers jointly and severally represent and warrant to Purchaser as follows:

                  (a) Organization, Standing and Qualification. The Company is corporation duly organized, validly existing and in good standing under the laws of Florida, has all requisite corporate power and authority and is entitled to carry on its businesses as now being conducted and to own, lease or operate its properties as and in the places where such businesses are now conducted and such properties are now owned, leased or operated. Sellers have delivered to Purchaser true and complete copies of the Company's Articles of incorporation and all amendments thereto, the by-laws of the Company as presently in effect, and all minutes of meetings of the Company's shareholders and directors, certified as true, correct and complete by the Company's Secretary.

                  (b) Subsidiaries. The Company has no subsidiaries. The Company has no interest, direct or indirect, and have no commitment to purchase any interest, direct or indirect, in any other corporation or in any partnership, joint venture or other business enterprise or entity.

                  (c) Capitalization. The authorized capital stock of the Company consists of one hundred (100) shares of common stock, par value $1.00 per share of which one hundred (100) shares are issued and outstanding. All of the Shares were duly authorized and validly issued and are fully paid and nonassessable and are free of any liens or encumbrances created by or resulting from the actions of the Company, and are not subject to preemptive rights or rights of first refusal created by statute, the Articles of Incorporation or Bylaws of the Company or any agreement to which the Company is a party or by which it is bound. All of the Shares were issued in compliance with all applicable federal and state securities laws. There are no shares of capital stock of the Company issued or outstanding, other than the Shares; and there are no outstanding options, warrants, rights, contracts, agreements, commitments, understandings or arrangements by which the Company may be bound or obligated to issue any additional shares of its capital stock or any security convertible thereto or exchangeable therefore or to repurchase any outstanding Shares. There are no amounts owed to any person by the Company as a result of any repurchase or redemption by the Company of its common stock.

                  (d) Ownership of the Company's Capital Stock. Each of the Sellers is the lawful record and beneficial owner of the number of shares of the Company's capital stock set opposite his


                                                                              6.

name on Exhibit A, and all of such shares are validly issued and outstanding, fully paid and nonassessable. Sellers own all the Shares free and clear of all liens, encumbrances, rights, charges and assessments of every nature and no such Shares are subject to any restriction on transferability. Sellers have not granted any option, warrant or right to purchase or acquire any of the Shares nor have Sellers entered into any contract, agreement, commitment, understanding or arrangement relating to the Shares, or by which Sellers are or may be bound or obligated to transfer or dispose of any of the Shares. There are no outstanding proxies, shareholders' agreements, voting trusts or other agreements of any kind whatsoever restricting, controlling, directing or otherwise affecting the voting of the Shares.

                  (e) Transactions with Certain Persons. The Company does not owe any amount to, or have any contract with or commitment to, any of its shareholders, directors, officers, employees or consultants (other than compensation for current services not yet due and payable and reimbursement of expenses arising in the ordinary course of business), and none of such persons owes any amount to the Company.

                  (f) Execution, Delivery and Performance of Agreement; Authority. Neither the execution, delivery nor performance of this Agreement by Sellers will, with or without the giving of notice or the passage of time, or both, conflict with, result in a default, right to accelerate or loss of rights under, or result in, cause or create any liability, reassessment or revaluation of assets, lien, charge or encumbrance pursuant to, any provision of the Company's Articles of incorporation or by-laws or any franchise, mortgage, deed of trust, lease, license, agreement, understanding, law, ordinance, rule, regulation, order, judgment, decree or other legal or contractual requirement to which the Company or the Sellers are a party or by which any of them or the Shares may be bound or affected. Sellers have the full power and authority to enter into this Agreement and to carry out the transactions contemplated hereby, and this Agreement constitutes a valid and binding obligation of Sellers, enforceable against them in accordance with its terms.

                  (g) Financial Statements. Sellers have delivered to Purchaser copies (initialed by the Company's President and identified with a reference to this Section of this Agreement) of the financial statements set forth on
Schedule 5(g) including, without limitation the balance sheet of the Company at July 31, 1999 (the "Balance Sheet"), and the related statements of operations, shareholders' equity and cash flows for the fiscal year last ended (hereinafter collectively called the


                                                                              7.

"Financial Statements"), all of which are true, complete and correct, have been prepared in accordance with generally accepted accounting principles consistently applied and maintained throughout the periods indicated and fairly present the financial condition of Seller as at their respective dates and the results of their operations for the periods covered thereby. Such statements of earnings do not contain any items of special or nonrecurring income or any other income not earned in the ordinary course of business except as expressly specified therein, and such interim financial statements include all adjustments, which consist only of normal recurring accruals, necessary for such fair presentation.

                  (h) Absence of Undisclosed Liabilities. Except as and to the extent reflected or reserved against on the face of the Balance Sheet (excluding the notes thereto) or set forth on Schedule 5(h) annexed hereto: (i) the Company has no debts, liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature whatsoever, including, without limitation, any foreign or domestic tax liabilities or deferred tax liabilities incurred in respect of or measured by the Company's income, or any other debts, liabilities or obligations relating to or arising out of any act, omission, transaction, circumstance, sale of goods or services, state of facts or other condition which occurred or existed, whether or not then due or payable; (ii) none of the Company's employees is now or, will by the passage of time hereafter become, entitled to receive any vacation time, vacation pay or severance pay attributable to services rendered prior to the Closing Date which is not to be paid in full on the Closing Date; and (iii) there has been no material change in the Balance Sheet ("material" means a liability or change incurred outside the ordinary course of business).

                  (i) Taxes. Except as set forth on Schedule 5(i), all taxes, including, without limitation, income, property, sales, use, franchise, added value, employees' income withholding and social security taxes, imposed by the United States or by any state, municipality, subdivision or instrumentality of the United States, or by any other taxing authority, which are due or payable by the Company, and all interest and penalties thereon, will be paid in full at the time of the Closing, all tax returns required to be filed in connection therewith will be accurately prepared and duly filed at the time of Closing and all deposits required by law to be made by the Company with respect to employees' withholding and other taxes will be duly made at the time of Closing. The Company has not been delinquent in the payment of any tax, assessment or governmental charge or deposit and have


                                                                              8.

no tax deficiency or claim outstanding, proposed or assessed against them, and there is no basis for any such deficiency or claim. The Company's federal income tax returns have been filed with the Internal Revenue Service for all of their fiscal Years through the year ended December 31, 1998. The Company is not obligated to indemnify any other person for any taxes and has not been part of a consolidated group at any time.

                  (j) Absence of Changes or Events. Except as set forth in
Schedule 5(j) annexed hereto, from the date hereof the Company has conducted its business since July 31, 1999 only in the ordinary course and has not:

                       (i) incurred any obligation or liability, absolute,
                  accrued, contingent or otherwise, whether due or to become due, except current liabilities for trade or business obligations incurred in connection with the purchase of goods or services in the ordinary course of business and consistent with its prior practice, none of which liabilities, in any case or in the aggregate, materially and adversely affects the business, liabilities or financial condition of the Company;

                       (ii) mortgaged, pledged or subjected to lien, charge,
                  security interest or any other encumbrance or restriction any of its property, business or assets, tangible or intangible

                       (iii) received any notice of termination of any contract,
                  lease or other agreement or suffered any damage, destruction or loss (whether or not covered by insurance) which, in any case or in the aggregate, has had a materially adverse effect on the assets, operations or prospects of the Company;

                       (iv) made any change in the rate of compensation,
                  commission, bonus or other direct or indirect remuneration payable, or paid or agreed or orally promised to pay, conditionally or otherwise, any bonus, extra compensation, pension or severance or vacation pay, to any shareholder, director, officer, employee, salesman, distributor or agent of the Company;

                       (v) failed to replenish its inventories and supplies in a
                  normal and customary manner consistent with its prior practice, or made any purchase



                                                                              9.

                  commitment in excess of the normal, ordinary and usual requirements of its business or at any price in excess of the then current market price, or made any change in its selling, pricing, advertising or personnel practices inconsistent with its prior practice;

                       (vi) suffered any change, event or condition which, in
                  any case or in the aggregate, has had or may have a materially adverse affect on the Company's condition (financial or otherwise), properties, assets, liabilities, operations or prospects, including, without limitation, any change in the Company's revenues, costs, backlog or relations with its employees, agents, customers, or suppliers;

                       (vii) entered into any transaction, contract or
                  commitment other than in the ordinary course of business or paid or agreed to pay any brokerage, finder's fee, taxes or other expenses in connection with, or incurred any severance pay obligations by reason of, this Agreement or the transactions contemplated hereby; or

                       (viii) entered into any agreement or made any commitment
                  to take any of the types of action described in subparagraphs
                  (i) through (vii) above.

                  (k) Litigation. Except as set forth in Schedule 5(k) annexed hereto, there is no claim, legal action, suit, arbitration, governmental investigation or other legal or administrative proceeding, nor any order, decree or judgment in progress, pending or in effect, or to the knowledge of Sellers threatened, against or relating to the Company, its officers, directors, shareholders or employees, its properties, assets or business or the transactions contemplated by this Agreement, and none of the Sellers knows or has reason to be aware of any basis for the same. Notwithstanding the disclosures set forth in Schedule 5(k), the Purchaser assumes no liability or obligation relating to any claim or litigation described therein and Sellers shall indemnify Purchaser for all liabilities of, or claims against, the Company arising out of such litigation.

                  (l) Compliance with Laws and Other Instruments. The Company has complied with all existing laws, rules, regulations, ordinances, orders, judgments and decrees now applicable to its businesses, properties or operations as presently conducted. neither the ownership nor use of the


                                                                             10.
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Company's properties nor the conduct of its business conflicts with the rights of any other person, firm or corporation or violates, or with or without the giving of notice or the passage of time, or both, will violate, conflict with or result in a default, right to accelerate or loss of rights under, any terms or provisions of its certificate of incorporation or by-laws as presently in effect, or any lien, encumbrance, mortgage, deed of trust, lease, license, agreement, understanding, law, ordinance, rule or regulation, or any order, judgment or decree to which the Company is a party or by which it may be bound or affected. The Company has all permits, licenses, franchises and other authorizations necessary for the conduct of the business of the Company as currently conducted; all such permits, licenses, franchises, and authorizations are valid and in full force and effect; and the Company is in compliance with the material terms and conditions thereof.

                  (m) Title to Properties. the Company has good and marketable title to all the properties and assets it owns or uses in its business or purports to own, including, without limitation, those reflected in its books and records and in the Balance Sheet (except inventory sold in the ordinary course of business. Except as set forth on Schedule 5(m), none of such properties and assets are subject to any mortgage, pledge, lien, charge, security interest, encumbrance, restriction, lease, license, easement, liability or adverse claim of any nature whatsoever, direct or indirect, whether accrued, absolute, contingent or otherwise. All of the properties and assets owned, leased or used by the Company are in good operating condition and repair, are suitable for the purposes used, are adequate and sufficient for all current operations of the Company. Schedule 5(m) describes all material fixed assets of the Company.

                  (n) Intellectual Property Rights.

                      (1) Schedule 5(n) sets forth an accurate and complete description of (i) all foreign and domestic patents, patent applications, patent rights, trademarks, service marks, trade names, brands and copyrights of the Company which are registered or issued or for which registration or issuances is pending with any governmental authority specifying as to each item, as applicable, the jurisdiction(s) by or in which such patent, trademark or copyright has been issued or registered or in which an application for such issuance or registration has been filed or proposed, including the registration or application number; (ii) all foreign and domestic franchises, licenses, sublicenses, contracts and agreements pursuant to which any person other than the Company is


                                                                             11.

authorized to use any foreign and domestic patents, patent rights, trademarks, trade names, service marks, brands, copyrights, and any applications therefor;
(iii) all maskworks, net lists, schematics, technology, know-how, trade secrets, inventory ideas, algorithms, processes, computer software programs or applications (in both source code and object code form), macros and user and technical documentation, and tangible or intangible proprietary information or material (all of the described assets and rights described above in clauses (i), (ii) and (iii) of this Section 5(n), "Intellectual Property") owned by the Company; and (iv) all foreign and domestic franchises, licenses, sublicenses, contracts and agreements pursuant to which the company is authorized to use any such Intellectual Property not owned by the Company ("Third Party Intellectual Property Rights") including, with respect to (ii) or (iii), the identify of all parties thereto, a description of the nature and subject matter thereof, the royalty provided and the term thereof.

                      (2) Except as set forth in Schedule 5(n), the Company owns or has the right to use, pursuant to franchise, license, sublicense, contract, agreement, or permission, all of the Intellectual Property necessary for the conduct of its business as currently conducted or as proposed to be conducted by the Company. All applicable fees, royalties and other amounts due and payable by the company to any person or to the Company by any person in respect of such Intellectual Property have been paid. The Company has taken all necessary and desirable action to maintain and protect the Intellectual Property that it owns or has the right to use.

                       (3) Except for third party licenses listed in Schedule 5(n), the Company is the sole and exclusive owner of its Intellectual Property including, but not limited to, those listed or described in Schedule 5(n), or has the right to the use thereof for the material covered thereby in connection with the services or products in respect to which they have been or are now being used.

                       (4) Except as set forth in Schedule 5(n), (i) the Company is not the subject of any pending litigation or, to the Sellers' best knowledge, any claim regarding infringement of or misappropriation or misuse of any Intellectual Property of the Company or other tangible right of any other person, (ii) none of the Sellers after reasonable inquiry has knowledge of any such infringement, whether or not claimed by any other person, (iii) none of the Sellers after reasonable inquiry has knowledge of any infringement by any other person of the Intellectual Property of the Company, and (iv) none of the Sellers after reasonable inquiry has knowledge of any facts or circumstances which


                                                                             12.

would reasonably be anticipated to result in any such litigation or claim or which would reasonably lead the Company to conclude that the continued operation and conduct of any aspect of its business would result in any such litigation or claim. To the best knowledge of the Sellers, except as set forth in Schedule 5(n), there is no other person that is operating under or otherwise using any name confusingly similar with any trade names, trademarks, service names, service marks or logos included in the Intellectual Property owned by the Company. Except as set forth in Schedule 5(n), no Intellectual Property of the Company is subject to any outstanding order, judgment, decree, stipulation or agreement restricting the use thereof by the Company. Except as set forth in
Schedule 5(n), the Company has not entered into any agreement to indemnify any other person against any charge of infringement of any Intellectual Property.

                       (5) Except as set forth in Schedule 5(n), to the best knowledge of the Sellers, there has been no unauthorized use, disclosure, infringement or misappropriation of any Intellectual Property rights of the Company, any trade secret material to the Company, or any Intellectual Property right of any third party to the extent licensed by or through the Company, by any third party, including any employee or former employee of the Company.

                       (6) The Company is not nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in breach of any license, sublicense or other agreement relating to the Intellectual Property or Third Party Intellectual Property Rights.

                       (7) Except as set forth in Schedule 5(n), no material trade secrets included in the Intellectual Property of the Company have been disclosed by the Company to any person other than employee, agents and representatives of the Company or Purchaser. The Company has taken such reasonable measures as is appropriate to protect all of its trade secrets, including securing valid written assignments from all consultants and employees who contributed to the creation or development of Intellectual Property of the rights to such contributions that the Company does not already own by operation of law.

                       (8) Except for obligations that arise under the common law of the appropriate jurisdiction, to the best of the Sellers' knowledge, neither the Company nor its employees has, other than confidentiality and other agreements assigning inventions made prior to


                                                                             13.

their employment with the Company, any written agreements or arrangements with former employers of such employees relating to trade secrets of such employers, the assignment of inventions of such employers, or such employee's engagement in activities competitive with such employers. Except for obligations that arise under the common law of the appropriate jurisdiction, to the best of the Sellers' knowledge, the activities of such employees on behalf of the Company do not violate any agreements or arrangements known to the Company which any such employees have with former employers.

                  (o) Material Contracts. Attached hereto as Schedule 5(o) is an accurate and complete list of:

                       (i) All contracts, agreements and commitment whether or
                  not fully performed, in respect of the issuance, sale or transfer of the capital stock, bonds or other securities of the Company or pursuant to which the Company has acquired any substantial portion of their businesses or assets.

                       (ii) All contracts, agreements, commitments or other
                  understandings or arrangements to which the Company is a party or by which it or any of its property is bound or affected but excluding contracts entered into in the ordinary course of business which are terminable by the Company on less than 30 days' notice without any penalty or consideration and involving payments or receipts by the Company of less than $1,000 in the case of any single contract but not more than $5,000 in the aggregate.

                       (iii) Any partnership, joint venture or other similar
                  contract, arrangement or agreement which has involved or is expected to involve a capital contribution by the Company or a sharing of annual revenues of $1,0000 or more.

                       (iv) Any contract or other document that substantially
                  limits the freedom of the Company to compete in any line of business or with any person or in any area or limits the right of the Company to solicit any customer or which would so limit the freedom of the Purchaser after the Closing Date.



                                                                             14.

                       (v) All collective bargaining agreements, employment and
                  consulting agreements, executive compensation plans, bonus plans, deferred compensation agreements, employee pension plans or retirement plans, employee stock options or stock purchase plans and group life, health and accidents insurance and other employee benefit plans agreements, arrangements or commitments, including, without limitation, holiday, vacation, Christmas and other bonus practices, to which the Company is a party or is bound.

All of the contracts, agreements, leases, licenses and commitments required to be listed on Schedule 5(o) (other than those which have been fully performed) are valid and binding, enforceable in accordance with their respective terms, in full force and effect and not subject to threat of cancellation or termination. Except as disclosed in Schedule 5(o), none of the payments required to be made under any such contract, agreement, lease, license or commitment has been prepaid more than 30 days prior to the due date of such payment thereunder, and there is not thereunder any existing default or event which, after notice or lapse of time, or both, would constitute a default or a basis for force majeure or other claim of excusable delay or nonperformance thereunder or result in a right to accelerate or loss of rights and none of such contracts, agreements, leases, licenses or commitments is, either when considered singly or in the aggregate with others, unduly burdensome, onerous or materially adverse to the Company's businesses, properties, assets, earnings or prospects or likely, either before or after the Closing, to result in any material loss or liability. None of the Company's existing or completed contracts is subject to renegotiation with any governmental body. True and complete copies of all such contracts, agreement, leases, licenses and other documents listed on Schedule 5(o) (together with any and all amendments thereto) have been delivered to Purchaser.

                  (p)  Environmental Matters.

                       (1) The following terms shall be defined as follows:

                             (i) "Environmental and Safety Laws" shall mean any
federal, state or local laws, ordinances, codes, regulations, rules, policies and orders that are intended to assure the protection of the environment, or that classify, regulate, call for the remediation of, require reporting with respect to, or list or define air, water, groundwater, solid waste, hazardous or toxic substances,


                                                                             15.

materials, wastes, pollutants or contaminants, or which are intended to assure the safety of employees, workers or other persons, including the public.

                             (ii) "Hazardous Materials" shall mean any toxic or
hazardous substance, material or waste or any pollutant or contaminant, or infectious or radioactive substance or material, including without limitation, those substances, materials and wastes defined in or regulated under any Environmental and Safety Laws.

                             (iii) "Property" shall mean all real property
leased or owned by the Company either currently or in the past.

                             (iv) "Facilities" shall mean all buildings and
improvements on the Property of the Company.

                       (2)   The Company represents and warrants as follows:
(i) all Hazardous Materials and wastes disposed of by the Company have been disposed of in accordance with all Environmental and Safety Laws; (ii) the Company has received no notice (oral or written) of any noncompliance of the Facilities or its past or present operations with Environmental and Safety Laws;
(iii) no notices, administrative actions or suits are pending or, to the Sellers' best knowledge, threatened relating to a violation of any Environmental and Safety Laws; (iv) the Company has not been notified that it is a potentially responsible party under the federal Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), or state analog statute, arising out of events occurring prior to the Closing Date; (v) to the Sellers' best knowledge, there have not been in the past, and are not now, any Hazardous Materials on, under or migrating to or from the Facilities or Property; (vi) to the Sellers' best knowledge, there have not been in the past, and are not now, any underground tanks or underground improvements at, on or under the Property including without limitation, treatment or storage tanks, pumps, or water, gas or oil wells; (vii) the Company's uses of and activities within the Facilities have at all times complied with all Environmental and Safety Laws; and (viii) the Company has all the permits and licenses required to be issued and are in full compliance with the terms and conditions of those permits.

                  (q) Customers and Suppliers; Supplies. Schedule 5(q) is a list of customers of the Company of the Company and all suppliers of significant goods or services to the Company for


                                                                             16.

the period ended July 31, 1999. Except as indicated in Schedule 5(q), all supplies and services necessary for the conduct of the business of the Company as presently conducted may be obtained from alternate sources on terms and conditions comparable to those presently available to the Company, and no facts, circumstances or conditions exist which create a reasonable basis for believing that the Company will be unable to continue to procure the supplies and services necessary to conduct its business on substantially the same terms and conditions as such supplies and services are currently procured. There has not been, and there will not be, any adverse change in the relations of the Company or its subsidiaries with its customers, suppliers, contractors, licenser and lessors, as a result of the announcement or consummation of the transactions contemplated by this Agreement.

                  (r) List of Accounts. Schedule 5(r) sets forth: (a) the name and address of each bank or other institution in which the Company maintains an account (cash, securities or other) or safe deposit box; (b) the name and phone number of the contact person at such bank or institution and (c) the account number of the relevant account and a description of the type of account.

                  (s)  Labor and Employment Matters.

                       (1) To the Sellers' knowledge, the Company is in compliance with all applicable laws, regulations and administrative orders of any governmental authority relating to employment of labor, including those related to wages, hours, collective bargaining and the payment and withholding of taxes and other sums as required by the appropriate governmental authority.

                       (2) Except as set forth on Schedule 5(s), no litigation, administrative proceedings or investigations relating to labor or employment matters of the Company are pending or threatened.

                       (3) The Company is not a party to or otherwise bound by or threatened by with any collective bargaining agreement or other labor union contract and currently there are no organizational campaigns, petitions or other unionization activities seeking recognition of a collective bargaining unit which could affect the Company;

                       (4) There are no controversies, strikes, slowdowns, work stoppages or labor disturbances pending or threatened between the Company and any of its employees, and the


                                                                             17.

Company has not experienced any such controversy, strike, slowdown, work stoppage or labor disturbances within the past three years.

                       (5) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any severance benefits or any other payment (including, without limitation, severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any current or former director, employee or other service provider of the Company, (ii) increase any benefits otherwise payable by the Company or (iii) result in the acceleration of the time of payment or vesting of any such benefits, or increase in the amount of compensation of benefits due any such person.

                  (t) Insurance. Schedule 5(t) sets forth a true and complete list of all insurance policies providing insurance coverage of any nature to the Company. Such policies are sufficient for compliance by the Company with all requirements of law and all material agreements to which the Company is a party or by which any of their assets are bound. All of such policies are in full force and effect and are valid and enforceable in accordance with their terms, and the Company has complied with all material terms and conditions of such policies, including premium payments. None of the insurance carriers has indicated to the Company an intention to cancel any such policy. The Company does not have any claim pending against any of the insurance carriers under any of such policies and there has been no actual or alleged occurrence of any kind which may give rise to any such claim.

                  (u) Accounts Receivable and Inventory. Except as set forth in
Schedule 5(u), subject to any reserves set forth on the Balance Sheet, the accounts receivable shown on the Balance Sheet represent and will represent bona fide claims arising in the ordinary course of business against debtors for sales and other charges, and are not subject to discount except for normal cash and immaterial trade discounts. Such accounts receivable are collectible and will be collectible by the Company in the ordinary course of business. The amount carried for doubtful accounts and allowances disclosed in the Balance Sheet is sufficient to provide for any losses which may be sustained on realization of the receivables. The inventory reflected on the Balance Sheet in quantity and quality is fully usable and salable in the ordinary course of business at no less than book value within the next three (3) years.



                                                                             18.

                  (v) Employees. Schedule 5(v) contains the names, job descriptions and annual salary rates and other compensation of all employees of the Company and a list of all employee policies, employee manuals or other written statements of rules or policies as to working conditions, vacation and sick leave, a complete copy of each of which has been made available to Purchaser.

                  (w) Year 2000 Compliance. The Company has performed all reasonable acts necessary to ensure that the Company and all of its Intellectual Property, whether developed of sold before or after the Closing, is Year 2000 Compliant. As used herein, "Year 2000 Compliant" shall mean, that all software, hardware, firmware equipment, goods or systems material to the licensing and sale of Intellectual Property, the business operation or financial condition of the Company, will properly perform date sensitive functions before, during and after the year 2000. The Company shall, immediately upon request, provide to Purchaser such certifications or other evidence of its compliance with the terms hereof as Purchaser may from time to time require.

                  (x) No Guaranties. None of the obligations or liabilities of the Company is guaranteed by, or subject to a similar contingent liability of, any other person, firm or corporation, nor has the Company guaranteed, or otherwise become contingently liable for, the obligations or liabilities of any other person, firm or corporation.

                  (y) Records. The books of account, minute books, stock record books and other records of the Company are complete and correct in all material respects and have been maintained in accordance with sound business practices, and there have been no transactions involving the businesses of the Company which have been set forth therein and which have not been accurately so set forth.

                  (z) Proceedings re Employee Benefit Plans There has not been any (i) termination of any "defined benefit plan" within the meaning of the Employee Retirement Income Security Act of 1974 ("ERISA") maintained by the Company or any person, firm or corporation ("Affiliate") which is under "common control" (within the meaning of Section 4001(b) of ERISA) with the Company, or
(ii) commencement of any proceeding to terminate any such plan pursuant to ERISA, or otherwise or (iii) written notice given to the Company or any Affiliate of the intention to commence or seek the commencement of any such proceeding.

                                                                             19.

                  (aa) Brokers. The sellers have not employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with any of the transactions contemplated by this Agreement.

                  (bb) Absence of Certain Business Practices. Neither the Company nor any officer, employee or agent of the company, nor any other person acting on their behalf, has, directly or indirectly, within the past five years given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other person who is or may be in a position to help or hinder the businesses of the Company (or assist the Company in connection with any actual or proposed transaction) which (A) might subject the Company to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (B) if not given in the past, might have had an adverse effect on the assets, business or operations of the Company as reflected in the Financial Statements or (C), if not continued in the future, might adversely affect the Company's assets, business, operations or which might subject the Company's to suit or penalty in any private or governmental litigation or proceeding.

                  (cc) Investment Representations. Each Seller is an "accredited investor" as such term is defined in Rule 501 of Regulation D as promulgated under the Securities Act of 1933, as amended (the "Securities Act"), has obtained sufficient information from purchaser or its subsidiaries, including Purchaser's most recent filings with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, to evaluate the merits and risks of an investment in the new Stock. Each Seller can bear the economic risk of his investment in the New Stock for an indefinite period of time and has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment therein. Each Seller understands that the New Stock is characterized as "Restricted Securities", as defined in Rule 144 under the Securities Act. The New Stock may not be resold without registration or an exemption from registration under the Securities Act. Each Seller represents that he is familiar with and understands the resale limitations imposed by the Securities Act and the rules and regulations promulgated thereunder.

                  (dd) Disclosure. No representation or warranty by Sellers contained in this Agreement, nor any statement or certificate furnished or to be furnished by Sellers to Purchaser or


                                                                             20.

their representations in connection herewith or pursuant hereto, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to make the statements herein or therein contained not misleading or necessary in order to provide a prospective purchaser of the business of the Seller with adequate information as to the Company and its condition (financial and otherwise), properties, assets, liabilities, business, and Sellers have disclosed to Purchaser in writing all material adverse facts known to them relating to the same. The representations and warranties contained in this Section 5 or elsewhere in this Agreement or any document delivered pursuant hereto shall not be affected or deemed waived by reason of the fact that Purchaser and/or its representatives knew that any such representation or warranty is or might be inaccurate in any respect.

            6. Representations and Warranties by Purchaser. Purchaser represents and warrants to Sellers as follows:

                  (a) Organization. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has full corporate power and authority to enter into this Agreement and the related agreements referred to herein and to carry out the transactions contemplated by this Agreement and to carry on its business as now being conducted and to own, lease or operate its properties.

                  (b) Authorization and Approval of Agreement. All proceedings or corporate action required to be taken by Purchaser relating to the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby shall have been taken at or prior to the Closing.

                  (c) Execution, Delivery and Performance of Agreements. Neither the execution, delivery nor performance of this Agreement by Purchaser will, with or without the giving of notice or the passage of time, or both, conflict with, result in a default, right to accelerate or loss of rights under, or result in the creation of any lien, charge or encumbrance pursuant to, any provision of Purchaser's certificate of incorporation or by-laws or any franchise, mortgage, deed of trust, lease, license, agreement, understanding, law, ordinance, rule or regulation or any order, judgment or decree to which Purchaser is a party or by which it may be bound or affected. Purchaser has full power and authority to enter into this Agreement and to carry out the transactions


                                                                             21.

contemplated hereby, all proceedings required to be taken by Purchaser to authorize the execution, delivery and performance of this Agreement and the agreements relating hereto, have been properly taken and this Agreement constitutes a valid and binding obligation of Purchaser.

                  (d) Litigation. There is no legal action, suit, arbitration, governmental investigation or other legal or administrative proceeding, nor any order, decree or judgment in progress, pending or in effect, or to the knowledge of Purchaser threatened, against or relating to Purchaser in connection with or relating to the transactions contemplated by this Agreement, and Purchaser does not know or have any reason to be aware of any basis for the same.

            7. Conduct of Business prior to Closing.

                  (a) On and after July 31, 1999 and prior to the Closing, the Company has conducted and shall conduct its business and affairs only in the ordinary course and consistent with its prior practice and shall maintain, keep and preserve its assets and properties in good condition and repair and maintain insurance thereon in accordance with present practices, and Sellers shall use their best efforts (i) to preserve the business and organizations of the Company intact, (ii) to keep available to Purchaser the services of the Company's present officers, employees, agents and independent contractors, (iii) to preserve for the benefit of Purchaser the goodwill of the Company's suppliers, customers, landlords and others having business relations with it, and (iv) to cooperate with Purchaser and use best efforts in obtaining the consent of any landlord or other party to any lease or contract with the Company where the consent of such landlord or other party may be required by reason of the transactions contemplated hereby.

                  (b) Seller shall give Purchaser prompt written notice of any change in any of the information contained in the representations and warranties made in Section 5 or elsewhere in this Agreement or the Schedules referred to herein which occurs prior to the Closing.

                  (c) Sellers shall consult with Purchaser with respect to (i) the cancellation of contracts, agreements, commitments or other understandings or arrangements to which each of the Company is a party, including, without limitation, purchase orders for any item of inventory and commitments for capital expenditures or improvements, (ii) the commencement in one or more of the Company's locations of the orderly and gradual discontinuance of particular items or operations


                                                                             22.

and (iii) purchasing, pricing or selling policy (including, without limitation, selling merchandise at discounts); provided, however, that nothing contained in this subsection (c) shall require Sellers to take or fail to take any action that, in Sellers' reasonable judgment, is likely to give rise to a substantial penalty or a claim for damages by any third party against the Company, or is likely to result in losses to the Company, or is otherwise likely to prejudice in any material respect or unduly interfere with the conduct of the Company's business and operations in the ordinary course consistent with prior practice, or is likely to result in a breach by Sellers of any of their representations, warranties or covenants contained in this Agreement (unless any such beach is first waived in writing by Purchaser).

            8. Access to Information and Documents. Upon reasonable notice and during regular business hours, Sellers shall give Purchaser and Purchaser's attorneys, accountants and other representatives full access to the Company's personnel and all properties, documents, contracts, books and records of the Company and shall furnish Purchaser with copies of such documents and with such information with respect to the affairs of the Company as Purchaser may from time to time reasonably request, and Purchaser will not disclose the same prior to the Closing to any third party. Any such furnishing of such information to Purchaser or any investigation by Purchaser shall not affect Purchaser's right to rely on any representations and warranties made in this Agreement or in connection herewith or pursuant hereto.

            9. Employment Contract. At the Closing, Purchaser shall execute and deliver and Cohen shall execute and deliver, an employment contract in the form of Exhibit D annexed hereto.

            10. Non-Competition Agreement; Confidentiality Agreements. Each of the Sellers shall each execute and deliver to Purchaser at the Closing a Non-Competition in the form of Exhibit E annexed hereto. Sellers shall cause all officers, employees or principals of the Company as Purchaser reasonably believes is necessary to execute Proprietory Information and Invention Agreements in the form of Exhibit F annexed hereto.

            11. Release. Sellers shall each execute and deliver to Purchaser at the Closing a General Release in the form of Exhibit G annexed hereto.



                                                                             23.

            12. Conditions precedent to Purchaser's Obligations. All obligations of Purchaser hereunder and at the Closing are subject, at the option of Purchaser, to the fulfillment of each of the following conditions at the time of the Closing, and Sellers shall exert their best efforts to cause each such condition to be so fulfilled:

                  (a) All representations and warranties of Sellers contained herein or in any document delivered pursuant hereto shall be true and correct in all material respects when made and shall be deemed to have been made again at and as of the date of the Closing and shall then be true and correct in all material respects except for changes in the ordinary course of business after the date hereof in conformity with the covenants and agreements contained herein.

                  (b) All covenants, agreements and obligations required by the terms of this Agreement to be performed by Sellers at or before the Closing shall have been duly and properly performed in all material respects.

                  (c) There shall not have occurred any material adverse change in the condition (financial or otherwise), business, properties, or assets of the Company.

                  (d) All documents required to be delivered to Purchaser at or prior to the Closing shall have been so delivered.

                  (e) Purchaser shall have received an opinion of Seller's counsel, dated the date of the Closing, in form and substance reasonably acceptable to Purchaser.

                  (f) Sellers shall have obtained written consents to the transfer or assignment to Purchaser of all consignment agreements, licenses, leases and other material contracts of the Company (other than immaterial purchase and sales borders in the ordinary course of business) where the consent of any other party to any such contract may, in the reasonable opinion of Purchaser's counsel, be required for such assignment or transfer.

                  (g) Each Seller shall have delivered all other documents required to be delivered on Exhibit C.

                                                                             24.

            13. Conditions Precedent to Sellers' Obligations. All obligations of Sellers at the Closing are subject, at the option of Sellers, to the fulfillment of each of the following conditions at the Closing, and Purchaser shall exert its best efforts to cause each such condition to be so fulfilled:

                  (a) All representation and warranties of Purchaser contained herein or in any document delivered pursuant hereto shall be true and correct in all material respects when made and as of the Closing.

                  (b) All obligations required by the terms of this Agreement to be performed by Purchaser at or before the Closing shall have been duly and properly performed in all material respect.

                  (c) All documents required to be delivered to Sellers at or prior to the Closing have been delivered.

            14. Indemnification. Sellers, jointly and severally, hereby indemnify and agree to hold Purchaser, its subsidiaries, affiliates, directors, officers, representatives, successors and assigns harmless from, against and in respect of (and shall on demand reimburse Purchaser for):

                  (i) any and all losses, liabilities or damages suffered or incurred by Purchaser (a) by reason of any untrue representation, breach of warranty or nonfulfillment of any covenant by Sellers contained herein or in any certificate, document or instrument delivered to Purchaser pursuant hereto or in connection herewith or
             (b) which would not have been suffered or incurred if such representation were true and not breached or if such covenant were fully performed;

                  (ii) all liabilities of the Company of any nature, whether accrued, absolute, contingent, or otherwise, whether or not known, to the extent not reflected or reserved against in full in the Company's Balance Sheet or incurred since July 31, 1999 in the ordinary course of business, including, without limitation, any tax liabilities to the extent not so reflected or reserved against, accrued in respect of, or measured by the Company's income up to and including the Closing, or arising out of transactions entered into, or any state of facts arising, prior to the Closing;




                                                                             25.

                  (iii) all liabilities of, or claims against, the Company
             arising out of the conduct of the Company's business between July 31, 1999 and the Closing, otherwise than in ordinary course, or arising out of any presently existing contract or any contract or commitment entered into or made by the Company between the date hereof and the Closing, except to the extent expressly assumed by the Purchaser pursuant to the terms hereof;

                  (iv) any and all losses, liabilities or damages suffered or incurred by Purchaser by reason of or in connection with any claim for a finder's fee or brokerage or other commission arising by reason of any services alleged to have been rendered to or at the instance of Sellers with respect to this Agreement or any of the transactions contemplated hereby;

                  (v) any and all losses, liabilities or damages suffered or incurred by Purchaser (a) by reason of any claim for severance or vacation pay accruing or incurred or triggered by a discharge at any time on or after the date hereof or (b) relating to employee benefits attributable to services performed prior to the Closing; and

                  (vi) any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses, including, without limitation, legal fees and expenses, incident to any of the foregoing or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in enforcing this indemnity.

            15. Purchaser's Indemnification. Purchaser hereby indemnifies and agrees to hold Sellers harmless from, against and in respect of (and shall on demand reimburse Sellers for):

                  (i) any and all losses, liabilities or damages suffered or incurred by Sellers (a) by reason of any untrue representation, breach of warranty or nonfulfillment of any covenant by Purchaser contained herein or in any certificate, document or instrument delivered to Sellers pursuant hereto or in connection herewith or
             (b) which would not have been suffered or incurred if such representation were true and not breached or if such covenant were fully performed;



                                                                             26.

                  (ii) any and all losses, liabilities or damages suffered or incurred by Sellers by reason of or in connection with any claim for a finder's fee or brokerage or other commission arising by reason of any services alleged to have been rendered to or at the instance of Purchaser with respect to this Agreement or any of the transactions contemplated hereby;

                  (iii) any and all actions, suits, proceedings, claims,
             demands, assessments, judgments, costs and expenses, including, without limitation, legal fees and expenses, incident to any of the foregoing or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in enforcing this indemnity.

            16.   Indemnification Process; Limitations; Set-Off.

                  (a) Definitions. As used in this Agreement, the following terms have the following meanings:

                      (i)  "Claim" means any claim for indemnification under
Section 14 or 15 above made by an Indemnitee, other than a Third Party Claim.

                      (ii) "Indemnitee" means any party who asserts a Claim or Third Party Claim for indemnification pursuant to Section 14 or 15 above.

                      (iii) "Indemnitor" means any party against whom an Indemnitee asserts a Claim or Third Party Claim for indemnification pursuant to
Section 14 or 15 above.

                      (iv) "Third Party Claim" means a claim for indemnification under Section 14 or 15 above in connection with a claim or legal proceeding by a third party.

                  (b) Claims. Whenever any Claim shall arise under Section 14 or 15 as applicable the Indemnitee shall notify the Indemnitor in writing of the Claim within thirty (30) days after the Indemnitee becomes aware of the Claim's existence, specifying (to the extent known) the factual basis for the Claim and the amount or an estimate (if known or reasonably determinable) of the damages, losses or liabilities (collectively, "Damages") that may arise therefrom; provided, however, that the failure of the Indemnitee to so give such notice shall not excuse the Indemnitor's


                                                                             27.

obligation to indemnify except to the extent that the Indemnitor has suffered actual damage or prejudice by reason of the Indemnitee's failure to give, or delay in giving, such notice.

                  (c) Third Party Claims. In the event of a Third Party Claim, the Indemnitee shall give the Indemnitor notice after the Indemnitee receives notice of the third party's claim underlying the Third Party Claim and shall specify (if known) the factual basis for the underlying third party's claim and the amount or an estimate (if known or reasonably determinable) of the Damages that may arise therefrom. In each such case the Indemnitee agrees to give such notice to the Indemnitor promptly; provided, however, that the failure of the Indemnitee to so give such notice shall not excuse the Indemnitor's obligation to indemnify except to the extent that the Indemnitor has suffered actual damage or prejudice by reason of the Indemnitee's failure to give, or delay in giving, such notice. After receipt of such notice from the Indemnitee, the Indemnitor shall acknowledge in writing its obligation to indemnify in respect of such Third Party Claim, but if the Indemnitor does not so acknowledge its obligation, the Indemnitee shall have the right to compromise or defend the third party's claim underlying the Third Party Claim at the expense and for the account of the Indemnitor. If the Indemnitor shall have so acknowledged its obligation to indemnify in respect of the Third Party Claim, the Indemnitor shall, at its expense, have the right to control the defense of the underlying third party's claim with counsel of its choice reasonably satisfactory to the Indemnitee so long as the Indemnitor conducts the defense of the underlying third party's claim actively and diligently. If the Indemnitor exercises its right to control the defense of the third party's claim underlying a Third Party Claim, the Indemnitee shall also have the right to participate in such defense at its own expense. At any time after notice of any Third Party Claim, the Indemnitor may request the Indemnitee to consent in writing to the payment or compromise of the underlying third party's claim, at the expense and for the account of the Indemnitor, which consent shall not be unreasonably withheld.

                  (d) Tax Benefit. Anything in this Agreement to the contrary notwithstanding, the aggregate amount payable by an Indemnitor under Section 14 or 15 above, as the case may be, shall be reduced for any tax benefit accruing to the Indemnitee by reason of the matters giving rise to the indemnification obligation of the Indemnitor. Such tax benefit shall be calculated at the maximum applicable blended marginal tax rate for corporate income taxes for the United States and


                                                                             28.

for the state in which the Indemnitee is organized or incorporated as in effect in the tax years in which the matters giving rise to the indemnification obligation of the Indemnitor are discovered by the Indemnitee.

                  (e) Insurance. Anything in this Agreement to the contrary notwithstanding, the aggregate amount payable by an Indemnitor under Section 14 or 15 above, as the case may be, shall be reduced to the extent to which the Indemnitee or any other claimant actually receives any proceeds of any insurance policy that are paid with respect to the matter or occurrence that gave rise to the indemnification obligation of the Indemnitor. Submission to insurance of any insurable claim otherwise giving rise to indemnification under Section 14 or 15 shall be a condition precedent to seeking indemnification under this Section 14 or 15 as applicable.

                  (f) Set-Off. Subject to the limitations set forth in this
Section 16, Purchaser shall have the right, in accordance with this subsection
(f), to set-off the amount of any Claim or Third Party Claim asserted against Sellers under Section 14 above against the New Stock and any payments due to Sellers under the Note or otherwise payable to them under Section 2. Purchaser shall first notify in writing (the "Set-Off Notice") the Sellers against which the Claim or Third Party Claim is being made of Purchaser's intention to set-off in whole or part any payment due not less than ten (10) days prior to the date such payment would otherwise be due and payable. The Set-Off Notice shall set forth in reasonable detail the facts and circumstances of the Claim or Third Party Claim. the Sellers may object, in whole or part, to any exercise of Purchaser's right of set-off by notice in writing to the Purchaser (the "Objection Notice") within five (5) days of receipt of the Set-Off Notice. If the Sellers shall so object, the Purchaser may exercise its right of set-off to the extent not in dispute, but shall pay the disputed balance of any payment(s) or deliver the New Stock into escrow to be held by Purchaser's counsel as escrow agent. In the event that the Sellers shall object to the Set-Off Notice, the parties shall attempt in good faith to resolve their dispute. If the dispute cannot be resolved by the parties within thirty (30) days of the date of delivery of the Objection Notice, then it shall be resolved by arbitration in accordance with Section 19 below. Notwithstanding anything to the contrary contained in this Agreement or the Note, in the event Purchaser exercises its right of set-off in accordance with this subparagraph (f) and is not the



                                                                             29.

prevailing party, Seller shall not be entitled to declare a default hereunder or under the Note provided Purchaser has made payment for all amounts due thereunder to Sellers or to the escrow agent.

                  (g) Pledge. To secure their obligations of indemnification under this Agreement, each of the Sellers shall pledge their New Stock to Purchaser pursuant to a Pledge Agreement in the form of Exhibit I.

                  (h) Limitation on Indemnity. Notwithstanding anything to the contrary contained in this Agreement, the indemnification obligation of each of Arola, Mandel and Westbrook to Purchaser shall not exceed the amount that he receives, directly or indirectly, under the Agreement.

            17.   Right of First Offer; Option.

                  (a) In the event the Purchaser desires to sell substantially all of the stock of the Company, or substantially all of the assets of the Company (a "Sale"), separate from any other operating division or line of business of the Purchaser, Purchaser shall give Cohen written notice of its intent to offer a Sale and Cohen shall have fifteen (15) days in which to submit a written offer to purchase the Company (the "Right of First Offer"). Neither Cohen nor the Purchaser shall be bound by the Right of First Offer unless both parties, in the exercise of their respective discretion, execute a written, binding agreement within fifteen (15) days of receipt of the Right of First Offer. The Right of First Offer shall expire on the earlier of (i) termination of Cohen's employment with Purchaser; (ii) five (5) years after the Closing; or
(iii) the sale of the Company or substantially all of the Company's assets in the event that Cohen's Right of First Offer is not accepted or in the event of a Sale where no written agreement was executed between Cohen and Purchaser. Cohen shall not have a Right of First Offer in the event of a Sale made in conjunction with the sale of any other operating division or line of business of Purchaser.

                  (b) In the event Purchaser commences any proceeding under any bankruptcy or insolvency law seeking an arrangement, reorganization or the like, or the adjudication of Purchaser, as a bankrupt, Sellers shall have the right and option to repurchase the Shares ("Sellers' Option") from the Purchaser at a purchase price of three (3) times the EBITDA (defined as earnings before interest, taxes, depreciation and amortization and determined in accordance with accrual basis


                                                                             30.

accounting principles by Purchaser's accountants) from the operation by Purchaser of the Company's continuing business for the twelve (12) month period prior to the Order for Relief. Sellers' Option shall expire on the termination of Cohen's employment with Purchaser or five (5) years after the Closing, whichever is earlier. In the event Sellers desire to exercise Sellers' Option, Sellers shall give written notice (the "Option Notice") to Purchaser. Purchaser shall provide Sellers with a written calculation of the purchase price within sixty (60) day of receipt of the Option Notice. If the Sellers shall accept the initial calculation, or shall fail to object to the initial calculation within the sixty (60) day period, then the amount set forth in the Purchaser's initial calculation shall by the repurchase price.

            18. Survival of Warranties. All representations, warranties, covenants and obligations in this Agreement, or in any certificate, schedule, exhibit or other document delivered pursuant to this Agreement, shall survive the Closing. All representations and warranties made by Sellers or by Purchaser herein, or in any certificate, schedule or exhibit delivered pursuant hereto, shall be deemed to have been relied upon by the party or parties to whom given notwithstanding any investigation heretofore made or omitted by such party.

            19. Resolution of Certain Disputes. Any dispute whatsoever relating to the scope, extent, validity or enforceability of any Claim (as between Indemnitor and Indemnitee) or Third Party Claim, which is not resolved within the thirty (30) day period commencing upon the issuance of written notice by one party to the other, shall be settled by arbitration in the City of Waterbury, Connecticut by one arbitrator in accordance with the rules then prevailing of the American Arbitration Association; provided, however, that unless otherwise agreed by the parties, the arbitration proceedings shall be limited to a maximum of three (3) full days for the presentation of evidence and the arbitrator shall render an award in the matter no later than thirty (30) days after the commencement of the arbitration proceedings. Judgment upon the award rendered by the arbitrator may be entered in any court of competent jurisdiction. It is the purpose of this Agreement, and the intent of the parties, to make the submission to arbitration of any dispute or controversy arising out of any of the matters described above an express condition precedent to any legal or equitable action or proceeding of any nature whatsoever. All arbitration proceedings and the results thereof shall be kept strictly confidential by each party and shall not be disclosed to any third party, except as may be


                                                                             31.

required by law, legal process or the requirements of a national securities exchange. Notwithstanding anything to the contrary contained in this Section 19, any action for specific performance of this Agreement or any provision hereof of other equitable relief may be filed and pursued b any party to this Agreement in any court having jurisdiction thereof.

            20. Specific Performance. Each of the parties acknowledges that money damages would not be a sufficient remedy for any breach of this Agreement and that irreparable harm would result if this Agreement and that irreparable harm would result if this Agreement were not specifically enforced. Therefore, the rights and obligations of the parties under this Agreement shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection with such decree. A party's right to specific performance shall be in addition to all other legal or equitable remedies available to such party.

            21. Notices. Any and all notices or other communications required or permitted to be given under any of the provisions of this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or mailed by first class registered mail, return receipt requested, addressed to the parties at the addresses set forth in Schedule 21 annexed hereto (or at such other address as any party may specify by notice to all other parties given as aforesaid).

            22.   Legal and Other Costs.

                  In the event that any party (the "Defaulting Party") defaults in his or its obligations under this Agreement and, as a result thereof, the other party (the "Non-Defaulting Party") seeks to legally enforce his or its rights hereunder against the Defaulting Party, then, in addition to all damages and other remedies to which the Non-Defaulting Party is entitled by reason of such default, the Defaulting Party shall promptly pay to the Non-Defaulting Party an amount equal to all costs and expenses (including reasonable attorneys' fees) paid or incurred by the Non-Defaulting Party in connection with such enforcement.

            23. Public Announcements, Confidentiality. Any public announcement or similar publicity with respect to this Agreement or the transactions contemplated hereby shall be issued, if at all, at such time and in such manner as Purchaser determines. Unless consented to by Purchaser in


                                                                             32.

advance or required by applicable law, prior to the Closing Sellers shall, and shall cause the Company to, keep this Agreement strictly confidential and may not make any disclosure of this Agreement to any third party. Sellers and Purchaser shall consult with each other concerning the means by which the Company's employees, customers, and suppliers and others have dealings with the Company shall be informed of the transactions contemplated herein and Purchaser shall have the right to be present for any such communication.

            24. Post-Closing Operation. Purchaser shall make available to the Company a maximum of $500,000 for working capital and funding over the two (2) year period after the Closing to implement a detailed business plan and proposed budget concerning an rx/e-commerce product which shall be drafted by Cohen, provided such plan and budget are acceptable to the Purchaser's Board of Directors.

            25.   Miscellaneous.

                  (a) This writing constitutes the entire agreement of the parties with respect to the subject matter hereof and may not be modified, amended or terminated except by a written agreement specifically referring to this Agreement signed by all of the parties hereto.

                  (b) No waiver of any breach or default hereunder shall be considered valid unless in writing and signed by the party giving such waiver, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or similar nature.

                  (c) This Agreement shall be binding upon and inure to the benefit of each corporate party hereto, its successors and assigns, and each individual party hereto and his heirs, personal representatives, successors and assigns.

                  (d) The paragraph headings contained herein are for the purposes of convenience only and are not intended to define or limit the contents of said paragraphs.

                  (e) Each party hereto shall cooperate, shall take such further action and shall execute and deliver such further documents as may be reasonably requested by any other party in order to carry out the provisions and purposes of this Agreement.



                                                                             33.

                  (f) Seller shall pay all sales, transfer and documentary taxes, if any, payable in connection with the sale, conveyances, assignments, transfers and deliveries to be made to Purchaser hereunder.

                  (g) This Agreement may be executed in one or more counterparts and/or by facsimile signature, all of which taken together shall be deemed one original.

                  (h) This Agreement and all amendments thereof shall be governed by and construed in accordance with the law of the State of Connecticut applicable to contracts made and to be performed therein.

                  (i) Each party hereto hereby irrevocably submits to the jurisdiction of the courts of the State of Connecticut, or any federal court sitting in Connecticut, in any action or proceeding arising out of or relating to this Agreement, and hereby irrevocably waives any and all objections each may have to venue in any such courts.

                  (j) EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY TRANSACTION OR AGREEMENT CONTEMPLATED HEREBY OR THE ACTIONS OF ANY PARTY HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                               SELLERS:

                               /s/ Stephen Cohen
                               -------------------------------------------
                               STEPHEN COHEN

                               /s/ Robert Airola
                               -------------------------------------------
                               ROBERT AIROLA

                               /s/ Gerald Mandell
                               -------------------------------------------
                               GERALD MANDELL


                                                                             34.

                               /s/ Reginald Westbrook
                               -------------------------------------------
                               REGINALD WESTBROOK


                               PURCHASER:

                               OPTICARE HEALTH SYSTEMS, INC.


                               By /s/ Steven L. Ditman
                                 -----------------------------------------
                                  STEVEN L. DITMAN, Its Treasurer





                                                                             35.